Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement of Rhinebeck Bancorp, Inc. on Form S-8 (SEC File No. 333-229662) of our report dated June 29, 2022, relating to our audit of the statements of net assets available for benefits of Rhinebeck Bank 401(k) Plan as of December 31, 2021 and 2020, the related statement of changes in net assets available for benefits for the year ended December 31, 2021, and the related supplemental schedules as of December 31, 2021, which report appears in the December 31, 2021 Annual Report on Form 11-K of Rhinebeck Bank 401(k) Plan.

/s/ Wolf & Company, P.C.

Boston, Massachusetts

June 29, 2022